Exhibit 99.1

“It’s like you’re playing PlayStation”: Simulation veteran Tiltan eyes the global defense market post-acquisition

CTech’s Amy Shapiro talks to Ehud (Udi) Shafir, acting CEO of Tiltan Software Engineering, a 30-year veteran of the Israeli defense sector riding the industry’s tailwinds with plans to scale its “digital twin” technology globally.

Amy Shapiro

10:53, 12.03.26

“It’s like you’re playing PlayStation or Xbox, but in a very physics-based world,” explains Tiltan Software Engineering Acting CEO Ehud Shafir. With an operational history of over 30 years, Tiltan Software Engineering has well-established itself in the Israeli defense sector for delivering high-precision training and synthetic data services. As Shafir notes, the company focuses on “digital twins and mapping,” utilizing advanced geospatial systems to “generate in a very fast way” the complex environments required by defense forces. These precise models are then, in turn, heavily utilized “for debriefing, for planning, and other types of applications.”

Shafir spoke with CTech’s Amy Shapiro during the Defense Tech Expo 2026 in Tel Aviv (February 17 2026), an event that underscored the significant shift of the Israeli technology sector. In the wake of October 7, Israel’s defense sector has experienced a maturation, accelerating from a period of rapid adaptation to a sustained “gold rush,” driven by battlefield-proven solutions and a global increase in defense spending.

Following a major business milestone, the company is now preparing for international expansion to leverage its established reputation. “Tiltan was acquired by T3 Defense last year, and we are going to scale up with… our technology, our products to a larger customer base,” Shafir notes. This includes goals for the company to bring their products into “new markets in Asia and in the US.”

Links to the video interview:

https://vod.calcalist-cdnwiz.com/i/0226/CTECH_DEFENSE_TECH_5_Ehud_Shafir_17_02_26_480p.mp4/index.m3u8

https://cdn2.calcalist-cdnwiz.com/0226/CTECH_DEFENSE_TECH_5_Ehud_Shafir_17_02_26_480p.mp4